Exhibit 99.1

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In re: QUORUM HEALTH CORPORATION, et al., Debtors.[1]	) ) ) ) ) ) ) )	Chapter 11 Case No. 20-10766 (KBO) Jointly Administered Related to Docket Nos. 21, 22, 202, 470, 471, 483, and 484.

FINDINGS OF FACT, CONCLUSIONS OF LAW, AND ORDER APPROVING THE DEBTORS’ DISCLOSURE STATEMENT FOR, AND CONFIRMING, THE DEBTORS’ JOINT PREPACKAGED CHAPTER 11 PLAN OF REORGANIZATION

Quorum Health Corporation and its debtor affiliates, as debtors and debtors-in-possession in the above-captioned cases (collectively, the “Debtors”) having:

a.

distributed, on or about April 6, 2020, (i) the Debtors’ Joint Prepackaged Chapter 11 Plan of Reorganization,[2] (as modified, supplemented, or otherwise amended from time to time, the “Plan”), (ii) the Disclosure Statement for the Debtors’ Joint Prepackaged Chapter 11 Plan of Reorganization (including all exhibits thereto, as modified, supplemented, or otherwise amended from time to time, the “Disclosure Statement”), and (iii) ballots for voting on the Plan (each, a “Ballot”) to Holders of Claims entitled to vote on the Plan—Holders in Classes 4 and 5—in accordance with the terms of the United States Bankruptcy Code (the “Bankruptcy Code”), the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”), and the Local Rules of Bankruptcy Practice and Procedure of the United States Bankruptcy Court for the District of Delaware (the “Local Bankruptcy Rules”);

b.	commenced, on April 7, 2020 (the “Petition Date”), these chapter 11 cases by filing voluntary petitions for relief under chapter 11 of the Bankruptcy Code;

[1]

The last four digits of Quorum Health Corporation’s tax identification number are 5208. There are 132 Debtors in these chapter 11 cases, which cases are being jointly administered for procedural purposes only. A complete list of the Debtors and the last four digits of their federal tax identification numbers is not provided herein. A complete list of such information may be obtained on the website of the Debtors’ claims and noticing agent at https://dm.epiq11.com/Quorum. The location of Quorum Health Corporation’s corporate headquarters and the Debtors’ service address is 1573 Mallory Lane, Brentwood, Tennessee 37027.

[2]

Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Plan, Disclosure Statement, or the Bankruptcy Code (as each such term is defined herein), as applicable. The rules of interpretation set forth in Article I.B of the Plan apply.

c.	continued to operate and manage their business and properties as debtors-in-possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code;

d.	filed, on the Petition Date, the Plan [Docket No. 21] and, on April 8, 2020, the Disclosure Statement [Docket No. 22];

e.

filed, on April 8, 2020, the Motion of the Debtors for Entry of an Order(I) Scheduling a Combined Disclosure Statement Approval and Plan Confirmation Hearing, (II) Approving the Solicitation Procedures and Dates, Deadlines, and Notices Related Thereto, (III) Directing that a Meeting of Creditors Not Be Convened, (IV) Waiving the Requirement of Filing Statements of Financial Affairs and Schedules of Assets and Liabilities, and (V) Granting Related Relief [Docket No. 23] (the “Scheduling Motion”);

f.

filed, on April 8, 2020, the Declaration of Alfred Lumsdaine, Executive Vice President and Chief Financial Officer of Quorum Health Corporation, in Support of Chapter 11 Petitions and First Day Motions [Docket No. 24] (the “First Day Declaration”);

g.

distributed to equity holders via overnight mail, on or about April 14, 2020, and to all creditors and notice parties via first-class mail and/or electric mail, on or about April 16, 2020, the Notice of (I) Commencement of Prepackaged Chapter 11 Bankruptcy Cases, (II) Combined Hearing on the Disclosure Statement, Confirmation of the Joint Prepackaged Chapter 11 Plan, and Related Matters, and (III) Related Objection and Briefing Deadlines (the “Combined Hearing Notice”) [Docket No. 133], which contained notice of the commencement of these chapter 11 cases, the date and time set for the hearing to consider approval of the Disclosure Statement and Confirmation of the Plan (the “Combined Hearing”), and the deadline for filing objections to the Plan and the Disclosure Statement;

h.	filed, on April 16, 2020, the Affidavit of Service of the Combined Hearing Notice on equity holders [Docket No. 163];

i.

published, on April 17, 2020, in The Wall Street Journal (National Edition), The Tennessean, and The Register-Guard, the Publication Notice, substantially consistent with the order granting the Scheduling Motion [Docket No. 137] (the “Scheduling Order”);

j.	filed, on April 17, 2020, the Affidavit of Publication in The Tennessean [Docket No. 180] and Affidavit of Publication in The Wall Street Journal (National Edition) [Docket No. 181];

k.	filed, on April 20, 2020, the Notice of Commencement [Docket No. 184];

l.

filed, on April 27, 2020, the Plan Supplement for the Debtors’ Joint Prepackaged Chapter 11 Plan of Reorganization [Docket No. 202], which included (a) the Exit Facility Term Sheet; (b) the Exit ABL Facility Term Sheet; (c) the New Quorum Constituent Documents; (d) the New Shareholders’ Agreement; (e) the identity of the members of the Reorganized Quorum Board and the officers of Reorganized Quorum; (f) the Schedule of Rejected Executory Contracts and Unexpired Leases; (g) the MIP; (h) the Restructuring Steps Memorandum; and (i) the Equity Investment Commitment Agreement (as modified, supplemented, or otherwise amended from time to time, the “Initial Plan Supplement”);

m.	distributed to all creditors, equity holders, and notice parties, on or about April 28, 2020, the Notice of Commencement;

n.	filed, on April 29, 2020, the Affidavit of Publication in The Register-Guard [Docket 213] (together with Docket Nos. 180 and 181, the “Affidavits of Publication”);

o.

filed, on April 30, 2020, the Affidavit of Service of the Combined Hearing Notice [Docket No. 219] and the Supplemental Affidavit of Service of the Combined Hearing Notice [Docket No. 220] (together with Docket No. 163, the “Combined Hearing Notice Affidavits”);

p.	filed, on April 30, 2020, the Affidavit of Service of the Notice of Commencement [Docket No. 222] (the “Notice of Commencement Affidavit”);

q.

filed, on May 7, 2020, the Declaration of Jane Sullivan of Epiq Corporate Restructuring, LLC Regarding the Solicitation of Votes and Tabulation of Ballots Cast on the Debtors’ Joint Prepackaged Chapter 11 Plan of Reorganization [Docket No. 294] (as modified, supplemented, or otherwise amended from time to time, the “Voting Report”), which detailed the results of the Plan voting process;

r.	filed, on June 5, 2020, a revised version of the Debtors’ Joint Prepackaged Chapter 11 Plan of Reorganization [Docket No. 470], reflecting technical modifications;

s.

filed, on June 5, 2020, the First Amended Plan Supplement for the Debtors’ Joint Prepackaged Chapter 11 Plan of Reorganization [Docket No. 471] (the “First Amended Plan Supplement”), which included a revised Exhibit B regarding the updated Exit ABL Facility Term Sheet and a revised Exhibit E regarding the identity of the members of the Reorganized Quorum Board and the officers of Reorganized Quorum;

t.

filed, on June 11, 2020, (i) the Memorandum of Law of the Debtors in Support of an Order Approving the Debtors’ Disclosure Statement For, and Confirming, the Debtors’ Joint Prepackaged Chapter 11 Plan of Reorganization [Docket No. 476] (the “Confirmation Brief”) and (ii) the Reply of Debtors to Objections to the Debtors’ Joint Prepackaged Chapter 11 Plan of Reorganization and the Disclosure Statement Therefor (the “Confirmation Reply”) [Docket No. 477];

u.

filed, on June 12, 2020, the Second Amended Plan Supplement for the Debtors’ Joint Prepackaged Chapter 11 Plan of Reorganization [Docket No. 483] (the “Second Amended Plan Supplement” and, together with the Initial Plan Supplement and the First Amended Plan Supplement, the “Plan Supplement”), which included the QHC Litigation Trust Agreement as Exhibit J;

v.

filed, on June 12, 2020, the proposed Findings of Fact, Conclusions of Law, and Order Approving the Debtors’ Disclosure Statement for, and Confirming, the Debtors’ Joint Prepackaged Chapter 11 Plan of Reorganization [Docket No. 484]; and

w.

filed, on June 13, 2020, (i) the Declaration of Jay A. Shiland in Support of Confirmation of the Debtors’ Joint Prepackaged Chapter 11 Plan of Reorganization [Docket No. 495] (the “Shiland Declaration”) and (ii) the Declaration of Paul Rundell in Support of Confirmation of the Debtors’ Joint Prepackaged Chapter 11 Plan of Reorganization [Docket No. 496] (the “Rundell Declaration”).

The Bankruptcy Court having:

a.

entered, on April 9, 2020, the Interim Order (I) Authorizing the Debtors to (A) Obtain Postpetition Financing, (B) Use Cash Collateral, and (C) Grant Liens and Superpriority Administrative Expense Claims; (II) Granting Adequate Protection; (III) Modifying the Automatic Stay; (IV) Scheduling a Final Hearing; and (V) Granting Related Relief [Docket No. 113] (the “Interim DIP Order”);

b.	entered, on April 13, 2020, the Scheduling Order [Docket No. 137];

c.	set May 6, 2020, at 10:00 a.m., prevailing Eastern Time, as the date and time for the hearing regarding final relief for first-day papers and retention applications (the “Second Day Hearing”);

d.

entered, on May 6, 2020, the Final Order (I) Authorizing the Debtors to (A) Obtain Postpetition Financing, (B) Use Cash Collateral, and (C) Grant Liens and Superpriority Administrative Expense Claims; (II) Granting Adequate Protection; (III) Modifying the Automatic Stay; (IV) Scheduling a Final Hearing; and (V) Granting Related Relief [Docket No. 286] (the “Final DIP Order”, together with the Interim DIP Order, the “DIP Orders”);

e.

set May 22, 2020, at 10:00 a.m., prevailing Eastern Time, as the date and time for the Combined Hearing, pursuant to Bankruptcy Rules 3017 and 3018 and sections 1126, 1128, and 1129 of the Bankruptcy Code, as set forth in the Scheduling Order;

f.	adjourned the Combined Hearing to June 16, 2020, at 9:30 a.m., prevailing Eastern Time, as set forth in the Notice of Adjournment of May 22, 2020 Omnibus Hearing [Docket No. 370];

g.

considered the Plan, the Disclosure Statement, the Confirmation Brief, the Confirmation Reply, the Shiland Declaration, the Rundell Declaration, the Voting Report, the Combined Hearing Notice, the Affidavits of Service, the Ballots, and all filed pleadings, exhibits, statements, and comments regarding approval of the Disclosure Statement and Confirmation of the Plan, including all objections, statements, and reservations of rights;

h.	held the Combined Hearing, beginning on June 16, 2020, at 9:30 a.m., prevailing Eastern Time;

i.	heard the statements and arguments made by counsel in respect of approval of the Disclosure Statement and Confirmation of the Plan, as well as the objections thereto;

j.

overruled any and all objections to the approval of the Disclosure Statement and to Confirmation of the Plan, as well as all statements and reservations of rights not consensually resolved or withdrawn unless otherwise indicated herein; and

k.

considered all oral representations, affidavits, testimony, documents, filings, and other evidence regarding approval of the Disclosure Statement and Confirmation of the Plan, as well as the objections thereto.

NOW, THEREFORE, it appearing to the Bankruptcy Court that notice of the Combined Hearing and the opportunity for any party in interest to object to approval of the Disclosure Statement and Confirmation of the Plan have been adequate and appropriate, and the legal and factual bases set forth in the documents filed in support of approval of the Disclosure Statement and Confirmation of the Plan and other evidence presented at the Combined Hearing establish just cause for the relief granted herein, and after due deliberation thereon and good cause appearing therefor, the Bankruptcy Court makes and issues the following findings of fact and conclusions of law, and orders:

FINDINGS OF FACT AND CONCLUSIONS OF LAW

IT IS DETERMINED, FOUND, ADJUDGED, DECREED, AND ORDERED THAT:

A.	Findings and Conclusions.

1.    The findings and conclusions set forth herein and in the record of the Combined Hearing constitute the Bankruptcy Court’s findings of fact and conclusions of law under Rule 52 of the Federal Rules of Civil Procedure, as made applicable herein by Bankruptcy Rules 7052 and 9014. To the extent any of the following conclusions of law constitute findings of fact, or vice versa, they are adopted as such.

B.	Jurisdiction, Venue, and Core Proceeding.

2.    The Bankruptcy Court has jurisdiction over these chapter 11 cases pursuant to sections 157 and 1334 of title 28 of the United States Code, 28 U.S.C. §§ 1–4881 (the “Judicial Code”), and the Amended Standing Order of Reference from the United States District Court for the District of Delaware, dated February 29, 2012. The Bankruptcy Court has exclusive jurisdiction to determine whether the Disclosure Statement and the Plan comply with the applicable provisions of the Bankruptcy Code and should be approved and confirmed, respectively. Venue is proper in this District pursuant to sections 1408 and 1409 of the Judicial Code. Approval of the Disclosure Statement and Confirmation of the Plan are core proceedings within the meaning of section 157(b)(2) of the Judicial Code.

C.	Eligibility for Relief.

3.    The Debtors were and are entities eligible for relief under section 109 of the Bankruptcy Code.

D.	Commencement and Joint Administration of These Cases.

4.    On the Petition Date, each of the Debtors commenced a voluntary case under chapter 11 of the Bankruptcy Code. In accordance with the Order (I) Directing Joint Administration of the Debtors’ Related Chapter 11 Cases and (II) Granting Related Relief[Docket No. 58], these chapter 11 cases have been consolidated for procedural purposes only and are being jointly administered pursuant to Bankruptcy Rule 1015. Since the Petition Date, the Debtors have operated their business and managed their properties as debtors-in-possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code. No trustee, examiner, or official committees have been appointed in these chapter 11 cases.

E.	Objections.

5.    This Bankruptcy Court takes judicial notice of the docket of these chapter 11 cases. Any resolution of objections to Confirmation explained on the record at the Combined Hearing is hereby incorporated by reference. All unresolved objections, statements, informal objections, and reservations of rights (except with respect to unresolved cure amounts), if any, related to the Disclosure Statement or Confirmation of the Plan are overruled on the merits.

F.	Burden of Proof—Confirmation of the Plan.

6.    The Debtors, as proponents of the Plan, have met their burden of proving the applicable elements of sections 1129(a) and 1129(b) of the Bankruptcy Code by a preponderance of the evidence, which is the applicable evidentiary standard for Confirmation of the Plan.

G.	Notice.

7.    As evidenced by the Combined Hearing Notice Affidavits, due, adequate, and sufficient notice of the Disclosure Statement, the Plan, and the Combined Hearing, together with all deadlines for voting to accept or reject the Plan as well as objecting to the Disclosure Statement and the Plan, has been provided to: (a) the United States Trustee for the District of Delaware (the “U.S. Trustee”); (b) the holders of the fifty largest unsecured claims against the Debtors (on a consolidated basis); (c) counsel for the agent under the DIP Facility; (d) counsel for the First Lien Agent; (e) the First Lien Agent; (f) counsel for the ABL Facility Agent; (g) the ABL Lenders; (h) the Indenture Trustee for the Senior Notes; (i) the holders of the Senior Notes, through their nominees; (j) counsel for the Consenting Lenders; (k) counsel for the Consenting Noteholders; (l) the United States Attorney’s Office for the District of Delaware; (m) the Internal Revenue Service; (n) the state attorneys general for all states in which the Debtors conduct business; (o) the Securities and Exchange Commission; (p) the United States Department of Justice; (q) any other local, state, or federal agencies that regulate the Debtors’ businesses; (r) all counterparties to executory contracts and unexpired leases; and (s) any party that requests service pursuant to Bankruptcy Rule 2002 (the parties identified in clauses (a) through (s), collectively, the “Notice Parties”). Additionally, the Combined Hearing Notice was served via overnight mail on all equity holders on April 14, 2020 and via first class mail and/or electronic mail on the Notice Parties and all creditors, including the Debtors’ patients, on April 16, 2020, as reflected in the Combined Hearing Notice Affidavits [Docket Nos. 163, 219, and 220]. The Publication Notice was also published in The Wall Street Journal (National Edition), The Tennessean, and The Register-Guard on April 17, 2020, in compliance with the Scheduling Order and Bankruptcy Rule 2002(l), as reflected in the Affidavits of Publication [Docket Nos. 180, 181, and 213]. The Notice Parties and other parties in interest also received the Notice of Adjournment of May 22, 2020 Omnibus Hearing [Docket No. 370] on May 19, 2020, as reflected in the corresponding Affidavit of Service [Docket No. 380]. Such notice was adequate and sufficient pursuant to section 1128 of the Bankruptcy Code, Bankruptcy Rules 2002, 3017, and 3020, and other applicable law and rules, and no other or further notice is or shall be required.

H.	Disclosure Statement.

8.    The Disclosure Statement contains “adequate information” (as such term is defined in section 1125(a) and used in section 1126(b)(2) of the Bankruptcy Code) with respect to the Debtors, the Plan, and the transactions contemplated therein. The filing of the Disclosure Statement with the clerk of the Bankruptcy Court satisfied Bankruptcy Rule 3016(b).

I.	Voting Report.

9.    Only Holders of Claims in Classes 4 and 5 were eligible to vote on the Plan(the “Voting Classes”). The Ballots the Debtors used to solicit votes to accept or reject the Plan from Holders in the Voting Classes adequately addressed the particular needs of these chapter 11 cases and were appropriate for Holders in the Voting Classes to vote to accept or reject the Plan. Holders of Claims or Interests in Classes 1, 2, 3, 6, 7, 8, 9, and 10 were either (a) Unimpaired and not entitled to vote to accept or reject the Plan or (b) Impaired under the Plan and deemed to reject the Plan (collectively, the “Non-Voting Classes”). Thus, Holders of Claims or Interests in the Non-Voting Classes were conclusively presumed to have accepted, or deemed to have rejected, the Plan as applicable. As evidenced by the Voting Report, each of the Voting Classes voted to accept the Plan. In particular, and as evidenced by the Voting Report, Class 4 (Holders of First Lien Loan Claims) and Class 5 (Holders of Senior Notes Claims) have voted to accept the Plan in accordance with the requirements of sections 1124, 1126, and 1129 of the Bankruptcy Code.

J.	Solicitation

10.    The Plan was solicited in good faith and in compliance with applicable provisions of the Bankruptcy Code and Bankruptcy Rules. The Debtors participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer, issuance, sale, solicitation, and/or purchase of the securities offered under the Plan, and, therefore, are entitled to the protections of section 1125(e) of the Bankruptcy Code.

11.    As described in the Voting Report, the solicitation of votes on the Plan was in good faith, complied with the solicitation procedures subsequently approved in the Scheduling Order (the “Solicitation Procedures”), was appropriate and satisfactory based on the circumstances of these chapter 11 cases, and complied with the provisions of the Bankruptcy Code, the Bankruptcy Rules, and the Local Bankruptcy Rules.

12.    As described in the Voting Report and Affidavits, as applicable, prior to the Petition Date, the Plan, the Disclosure Statement and all related exhibits (including the Restructuring

Support Agreement), and the applicable Ballot (collectively, the “Solicitation Package”) were transmitted and served, including to all Holders in the Voting Classes, in compliance with the Bankruptcy Code, including sections 1125 and 1126 thereof, the Bankruptcy Rules, including Bankruptcy Rules 3017, 3018, and 3019, the Local Bankruptcy Rules, and the Scheduling Order. Transmission and service of the Solicitation Package was timely, adequate, and sufficient. No further notice is required.

13.    As set forth in the Voting Report, the Solicitation Package was distributed on April 6, 2020 to Holders in the Voting Classes that held a Claim against the Debtors as of April 1, 2020 (the “Voting Record Date”). The establishment and notice of the Voting Record Date were approved by the Scheduling Order.

14.    Under the circumstances and including any extensions heretofore provided in connection therewith, the period during which the Debtors solicited acceptances or rejections to the Plan was a reasonable and sufficient period of time for Holders in the Voting Classes to make an informed decision to accept or reject the Plan, and solicitation complied with section 1126(b) of the Bankruptcy Code.

15.    Under sections 1126(f) and 1126(g) of the Bankruptcy Code, the Debtors were not required to solicit votes from the Holders of Claims or Interests, as applicable, in the Non-Voting Classes, each of which is conclusively presumed to have accepted, or deemed to have rejected, the Plan.

K.	Voting.

16.    As evidenced by the Voting Report, votes to accept or reject the Plan have been solicited and tabulated fairly, in good faith, and in compliance with the Bankruptcy Code, the Bankruptcy Rules, and the Local Bankruptcy Rules.

L.	Restructuring Support Agreement and Plan Supplement.

17.    The Restructuring Support Agreement and the Plan Supplement comply with the Bankruptcy Code and the terms of the Plan, and the filing and notice of the documents included therein are good and proper in accordance with the Solicitation Procedures, the Bankruptcy Code, the Bankruptcy Rules, and the Local Bankruptcy Rules, and no other or further notice is required. The Restructuring Support Agreement and all documents included in the Plan Supplement are an integral part of this Confirmation Order and incorporated herein by reference. Subject to the terms of the Plan (including Article X of the Plan) and the Restructuring Support Agreement (including, for the avoidance of doubt, any consent rights set forth or incorporated therein), and only consistent therewith, the Debtors’ right to alter, amend, update, or modify, in each case in whole or in part, the Plan Supplement before the Effective Date is reserved. The Notice Parties were provided, due, adequate, and sufficient notice of the Plan Supplement.

M.	Compliance with Bankruptcy Code Requirements—Section 1129(a)(1).

18.    The Plan complies with all applicable provisions of the Bankruptcy Code as required by section 1129(a)(1) of the Bankruptcy Code, including sections 1122 and 1123 of the Bankruptcy Code. In addition, the Plan is dated and identifies the Entities submitting it, thereby satisfying Bankruptcy Rule 3016(a).

N.	Proper Classification and Discretionary Content of the Plan—Sections 1122 and 1123.

19.    The classification of Claims and Interests under the Plan is proper under the Bankruptcy Code. Pursuant to sections 1122(a) and 1123(a)(1) of the Bankruptcy Code, Article III of the Plan provides for the separate classification of Claims and Interests into ten Classes, based on differences in the legal nature or priority of such Claims and Interests (other than DIP Claims, Administrative Claims, Professional Fee Claims, and Priority Tax Claims, which are addressed in Article II of the Plan and which are not required to be designated as separate Classes pursuant to section 1123(a)(1) of the Bankruptcy Code). Valid business, factual, and legal reasons exist for the separate classification of the various Classes of Claims and Interests created under the Plan. The classifications were not promulgated for any improper purpose, and the creation of such Classes does not unfairly discriminate between or among Holders of Claims or Interests. In accordance with section 1122(a) of the Bankruptcy Code, each Class of Claims and Interests contains only Claims or Interests that are substantially similar to the other Claims or Interests within that Class. The Plan, therefore, satisfies the requirements of sections 1122(a), 1122(b), and 1123(a)(1) of the Bankruptcy Code.

(i)	Specified Unimpaired Classes—Section 1123(a)(2).

20.    Article III of the Plan specifies that Claims in Classes 1, 2, 3, and 6 are Unimpaired under the Plan. The Plan, therefore, satisfies the requirements of section 1123(a)(2) of the Bankruptcy Code.

21.    Additionally, Article II of the Plan specifies that Allowed DIP Claims, Administrative Claims, Professional Fee Claims, and Priority Tax Claims will be paid in full in accordance with the terms of the Plan, although these Claims are not separately classified under the Plan.

(ii)	Specified Treatment of Impaired Classes—Section 1123(a)(3).

22.    Article III of the Plan specifies the treatment of each Impaired, or potentially Impaired, Class of Claims or Interests under the Plan, including Classes 4, 5, 7, 8, 9, and 10. The Plan, therefore, satisfies the requirements of section 1123(a)(3) of the Bankruptcy Code.

(iii)	No Discrimination—Section 1123(a)(4).

23.    Article III of the Plan provides the same treatment for each Claim or Interest within a particular class unless the Holder of a particular Claim or Interest has agreed to a less favorable treatment with respect to such Claim or Interest. The Plan, therefore, satisfies the requirements of section 1123(a)(4) of the Bankruptcy Code.

(iv)	Adequate Means for Plan Implementation—Section 1123(a)(5).

24.    The Plan and the various documents and agreements set forth in the Plan Supplement provide adequate and proper means for the Plan’s implementation, including:(a) the Exit Facility Term Sheet; (b) the Exit ABL Facility Term Sheet; (c) the New Quorum Constituent Documents; (d) the New Shareholders’ Agreement; (e) the identity of the members of the Reorganized Quorum Board and the officers of Reorganized Quorum; (f) the Schedule of Rejected Executory Contracts and Unexpired Leases; (g) the MIP; (h) the Restructuring Steps Memorandum; (i) the Equity Investment Commitment Agreement; and (j) the QHC Litigation Trust Agreement. The Plan, therefore, satisfies the requirements of section 1123(a)(5) of the Bankruptcy Code.

(v)	Non-Voting Equity Securities—Section 1123(a)(6).

25.    The Plan satisfies the requirements of section 1123(a)(6) of the Bankruptcy Code prohibiting the issuance of nonvoting equity securities. Article IV.N of the Plan provides that the New Quorum Constituent Documents will prohibit the issuance of any non-voting equity securities under the Plan, to the extent required by section 1123(a)(6) of the Bankruptcy Code.

(vi)	Directors and Officers—Section 1123(a)(7).

26.    The Plan satisfies the requirements of section 1123(a)(7) of the Bankruptcy Code. In accordance with Article IV.O of the Plan, on the Effective Date, the terms of the current members of the Quorum board of directors shall expire, and the Reorganized Quorum Board will include those directors set forth in the list of directors of the Reorganized Debtors included in the Plan Supplement. On the Effective Date, the officers and overall management structure of Reorganized Quorum, and all officers and management decisions with respect to Reorganized

Quorum (and/or any of its direct or indirect subsidiaries), compensation arrangements, and affiliate transactions shall only be subject to the approval of the Reorganized Quorum Board. The selection of the members of the Reorganized Quorum Board is consistent with the interests of all Holders of Claims and Interests, and public policy.

(vii)	Claims and Executory Contracts—Section 1123(b)(1)–(2).

27.    Article III of the Plan leaves Impaired or Unimpaired, as the case may be, each Class of Claims and Interests, and Article V of the Plan provides that, on the Effective Date, except as otherwise provided in the Plan or in any contract, instrument, release, indenture, or other agreement or document entered into in connection with the Plan, all Executory Contracts and Unexpired Leases shall be deemed assumed as of the Effective Date, unless such Executory Contract or Unexpired Lease (a) was assumed or rejected previously by the Debtors; (b) previously expired or terminated pursuant to its own terms; (c) is the subject of a motion to reject filed on or before the Effective Date; or (d) is identified on the Rejected Executory Contract and Unexpired Lease List contained in the Plan Supplement. The Debtors provided sufficient notice to each non-Debtor counterparty to an Executory Contract or Unexpired Lease assumed, assumed and assigned, or rejected by the Debtors during these chapter 11 cases.

(viii)	Releases, Exculpation, Injunction, and Preservation of Claims and Causes of Action—Section 1123(b)(3).

28.    The Plan is consistent with section 1123(b)(3) of the Bankruptcy Code. Article VIII.D of the Plan describes certain releases granted by the Debtors (the “Debtor Release”), Article VIII.E of the Plan provides for the release of the Released Parties by the Releasing Parties (the “Third-Party Release”), Article VIII.F of the Plan provides for exculpation for the Exculpated Parties (the “Exculpation”), and Article VIII.G of the Plan provides for an injunction (the “Injunction”). The Bankruptcy Court has jurisdiction under sections 1334(a) and 1334(b) of the Judicial Code and authority under section 105 of the Bankruptcy Code to approve each of the Debtor Release, the Third-Party Release, the Exculpation, and the Injunction. As has been established based upon the evidence presented at the Combined Hearing, the Debtor Release, the Third-Party Release, the Exculpation, and the Injunction (a) were given in exchange for good, valuable, and adequate consideration after due notice and opportunity for hearing, (b) are appropriately tailored under the facts and circumstances of these chapter 11 cases, (c) were integral to the agreements and settlements among the various parties in interest and are essential to the formulation and implementation of the Plan, as provided in section 1123 of the Bankruptcy Code, (d) confer substantial benefits on the Estates, (e) are fair, equitable, and reasonable, and (f) are in the best interests of the Debtors, the Estates, and parties in interest. Further, the failure to implement the Debtor Release, Third-Party Release, Exculpation, and Injunction would impair the Debtors’ ability to confirm and implement the Plan.

29.    Releases. The Debtor Release and Third-Party Release are fair and necessary to the Plan, thereby satisfying the requirements of In re Continental Airlines, Inc., 203 F.3d 203 (3d Cir. 2000), In re Zenith Electronics Corporation, 241 B.R. 92 (Bankr. D. Del. 1999), and other applicable case law. Such releases are given in exchange for and are supported by fair, sufficient, and adequate consideration provided to each and all of the parties providing such releases. The Court’s findings of facts to support the approval of the Debtor Release and the Third-Party Release, based on the record established at the Confirmation Hearing and in the Confirmation Brief, the Confirmation Reply, the Rundell Declaration, and the Shiland Declaration, are set forth below:

a.

Substantial Contribution. Each Released Party made a substantial contribution to the Debtors’ Estates. The Released Parties played an integral role in the formulation of the Plan and contributed to the Plan, not only by expending significant time and resources analyzing and negotiating the issues facing the Debtors, but also in giving up material economic interests to ensure the success of the Plan. For instance, in exchange for the Debtor

Release, the First Lien Lenders who voted in favor of the Plan and Holders of Senior Notes Claims who voted in favor of the Plan supported the Plan and allowed the Debtors to leave General Unsecured Claims Unimpaired to minimize disruptions to the Debtors’ business. Additionally, the DIP Lenders and the Equity Commitment Parties agreed to provide critical financing to the Debtors and Reorganized Debtors during the pendency of the Chapter 11 Cases and upon emergence. These measures have provided necessary liquidity throughout the Chapter 11 Cases, ensured the Reorganized Debtors’ go-forward liquidity, and will continue to provide flexibility to the Debtors’ after emergence. Finally, the Debtors’ directors, managers, and officers, as well as certain creditors’ professionals and other agents have been instrumental in negotiating, formulating, and implementing the restructuring transactions contemplated by the Restructuring Support Agreement and the Plan. The Debtors’ directors and officers in particular have been critical to the process, as they have dedicated significant time and attention to restructuring matters throughout these chapter 11 cases. Certain officers and a director of the Debtors will remain with the Reorganized Debtors and will help the Reorganized Debtors realize their full enterprise value.

b.

Essential to the Reorganization. The Debtor Release and Third-Party Release are essential to the Debtors’ reorganization because they constitute integral terms of the Restructuring Support Agreement, the agreement underpinning the entirety of the Chapter 11 Cases. Indeed, absent the Debtor Release and Third-Party Release, it is highly unlikely the Released Parties would have agreed to support the Plan and the restructuring transactions contemplated therein. In the event that the Debtors seek Confirmation of a plan without the Debtor Release or the Third-Party Release, the Released Parties are not willing, and are not obligated, to make their contributions under the Plan. Absent those contributions, the Debtors will be unable to confirm the Plan or another Plan that would provide comparable value to Holders of Claims.

c.

Overwhelming Support. As demonstrated in the Voting Report, an overwhelming majority of those creditors in all Classes entitled to vote on the Plan voted to accept the Plan, which includes the Debtor Release and Third-Party Release. Only one party has objected to the Debtor Release and only two parties objected to the Third-Party Release; however, these parties will not be affected by the granting of the Debtor Release or the Third-Party Release.

d.

Identity of Interest. An identity of interest exists between the Debtors and the Released Parties. Each Released Party, as a stakeholder and critical participant in the Plan process, shares a common goal with the Debtors in seeing the Plan succeed. Like the Debtors, these parties seek to confirm the Plan and implement the transactions contemplated thereunder. Moreover, with respect to certain of the releases—e.g., those releasing the Debtors’

current and former directors, officers, and principals—there is a clear identity of interest supporting the release because the Debtors will assume certain Indemnification Provisions pursuant to Article V.E of the Plan. Thus, a lawsuit commenced by the Debtors (or derivatively on behalf of the Debtors) against certain individuals would effectively be a lawsuit against the Reorganized Debtors themselves.

e.

Payment of Claims. The Plan provides for meaningful recoveries for all Classes affected by the Debtor Release and the Third-Party Release. Under the Plan, ABL Claims and DIP Claims will be paid in full in cash. Holders of the First Lien Loan Claims will receive their pro rata share of the First Lien Paydown Amount and the Exit Facility. Holders of Senior Notes Claims will receive their pro rata share of (a) 100 percent of the New Common Stock, subject to dilution by shares of New Common Stock issued pursuant to (i) the New Common Equity Raise, (ii) the Equity Investment Commitment Premium, and (iii) the MIP; and (b) the QHC Litigation Trust Interests. Furthermore, as noted above, the Debtor Release is supported by the overwhelming majority of voting creditors. The Holders of Claims are receiving payment in excess of what they would receive in a liquidation, largely due to the efforts, contributions, and concessions made by the Released Parties.

f.	Record Supports Specific Findings. The record of the Confirmation Hearing and the chapter 11 cases is sufficient to support the Debtor Release and the Third-Party Release.

30.    The Third-Party Release is consensual with respect to the Released Parties and Holders of a Claim that voted in favor of the Plan or are deemed to reject the Plan.

31.    Exculpation. The Exculpation appropriately affords protection to those parties who are estate fiduciaries and constructively participated in and contributed to the Debtors’ chapter 11 process consistent with their duties under the Bankruptcy Code, and it is appropriately tailored to protect the Exculpated Parties from inappropriate litigation. The Exculpation granted under the Plan is reasonable in scope as it does not relieve any party of liability for an act or omission to the extent such act or omission is determined by final order to constitute fraud, willful misconduct, or gross negligence. The Exculpation, including its carve-out for fraud, gross negligence, or willful misconduct, is consistent with established practice in this jurisdiction and others.

32.    The Injunction. The Injunction is essential to the Plan and is necessary to implement the Plan and to preserve and enforce the Debtor Release, the Third-Party Release, the Exculpation, and the discharge provisions in Article VIII of the Plan. The Injunction is appropriately tailored to achieve those purposes.

33.    The record of the Combined Hearing is sufficient to support the Debtor Release, the Third-Party Release, the Exculpation, and the Injunction. Accordingly, based upon the representations of the parties and the evidence proffered, adduced, or presented at the Combined Hearing, the Debtor Release, the Third-Party Release, the Exculpation, and the Injunction are consistent with the Bankruptcy Code and applicable law.

34.    Causes of Action. The provisions regarding the preservation of Causes of Actions in the Plan (including Article IV.R), including the Plan Supplement, are appropriate, fair, equitable, and reasonable, and are in the best interests of the Debtors, the Estates, and Holders of Claims and Interests.

35.    Release of Liens. The Release of Liens described in Article VIII.C of the Plan is necessary to implement the Plan. The provisions of the Release of Liens are appropriate, fair, equitable, and reasonable and are in the best interests of the Debtors, the Estates, and Holders of Claims and Interests.

36.    For the avoidance of doubt, pursuant to Bankruptcy Rule 3020(c)(1), the foregoing provisions in the Plan are hereby approved and will be effective immediately on the Effective Date without further order or action by the Bankruptcy Court, any of the parties to such release, or any other Entity: (a) the Debtor Release, (b) the Third-Party Release, (c) the Exculpation, and (d) the Injunction.

(ix)	Additional Plan Provisions—Section 1123(b)(6).

37.    The other discretionary provisions of the Plan are appropriate and consistent with the applicable provisions of the Bankruptcy Code, thereby satisfying section 1123(b)(6) of the Bankruptcy Code.

O.	The Debtors’ Compliance with the Bankruptcy Code—Section 1129(a)(2).

38.    The Debtors have complied with the applicable provisions of the Bankruptcy Code and, thus, satisfy the requirements of section 1129(a)(2) of the Bankruptcy Code. Specifically, each Debtor:

a.	is an eligible debtor under section 109 of the Bankruptcy Code and a proper proponent of the Plan under section 1121(a) of the Bankruptcy Code;

b.	has complied with applicable provisions of the Bankruptcy Code, except as otherwise provided or permitted by orders of the Bankruptcy Court; and

c.

has complied with the applicable provisions of the Bankruptcy Code, including sections 1125 and 1126, the Bankruptcy Rules, the Local Bankruptcy Rules, any applicable nonbankruptcy law, rule, and regulation, the Scheduling Order, and all other applicable law, in transmitting the Solicitation Package and related documents and notices, and in soliciting and tabulating the votes on the Plan.

P.	Plan Proposed in Good Faith—Section 1129(a)(3).

39.    The Plan satisfies the requirements of section 1129(a)(3) of the Bankruptcy Code. The Plan has been proposed in good faith and not by any means forbidden by law. In so determining, the Bankruptcy Court has examined the totality of the circumstances surrounding the filing of these chapter 11 cases, the Plan, the Restructuring Support Agreement, the process leading up to Confirmation of the Plan, including the extensive, good faith, and arm’s-length negotiations among the Debtors and the majority of their Holders of Claims and Interests, the overwhelming support of Holders of Claims entitled to vote on the Plan, and the transactions to be implemented pursuant thereto. The Plan is the product of extensive, good faith, and arm’s-length negotiations among the Debtors and certain of the principal constituencies, including the Consenting First Lien Lenders and the Consenting Noteholders. The chapter 11 cases were filed, and the Plan was proposed, with the legitimate purpose of allowing the Debtors to implement the Restructuring Transactions, reorganize, and emerge from bankruptcy with a capital and organizational structure that will allow them to conduct their businesses and satisfy their obligations with sufficient liquidity and capital resources.

Q.	Payment for Services or Costs and Expenses—Section 1129(a)(4).

40.    The procedures set forth in the Plan for the Bankruptcy Court’s review and ultimate determination of the fees and expenses to be paid by the Debtors in connection with these chapter 11 cases, or in connection with the Plan and incident to these chapter 11 cases, satisfy the objectives of, and are in compliance with, section 1129(a)(4) of the Bankruptcy Code.

R.	Directors, Officers, and Insiders—Section 1129(a)(5).

41.    The Debtors have satisfied the requirements of section 1129(a)(5) of the Bankruptcy Code. The Plan Supplement sets forth the structure of the Reorganized Quorum Board. From and after the Effective Date, each director, officer, or manager of the Reorganized Debtors shall be appointed and serve pursuant to the terms of their respective charters and bylaws or other formation and constituent documents, including the New Shareholders Agreement and the New Quorum Constituent Documents, and applicable laws of the respective Reorganized Debtor’s jurisdiction of formation. The directors and officers of Reorganized Quorum will be qualified, and the appointments to, or continuance in, such offices by the proposed directors and officers is consistent with the interests of the Holders of Claims and Interests and with public policy.

S.	No Rate Changes—Section 1129(a)(6).

42.    Section 1129(a)(6) of the Bankruptcy Code is inapplicable to these chapter 11 cases. The Plan proposes no rate change subject to the jurisdiction of any governmental regulatory commission.

T.	Best Interest of Creditors—Section 1129(a)(7).

43.    The Plan satisfies the requirements of section 1129(a)(7) of the Bankruptcy Code. The liquidation analysis attached to the Disclosure Statement as Exhibit F and revised at Docket No. 160, as well as other evidence related thereto in support of the Plan that was proffered or adduced in the Rundell Declaration and the Shiland Declaration, or at, prior to, or in connection with the Combined Hearing: (a) is reasonable, persuasive, credible, and accurate as of the dates such analysis or evidence was prepared, presented, or proffered; (b) utilizes reasonable and appropriate methodologies and assumptions; (c) has not been controverted by other evidence; and (d) establishes that each Holder of an Allowed Claim or Interest in each Class will recover at least as much under the Plan on account of such Claim or Interest, as of the Effective Date, as such Holder would receive if the Debtors were liquidated, on the Effective Date, under chapter 7 of the Bankruptcy Code.

U.	Acceptance by Certain Classes—Section 1129(a)(8).

44.    The Plan does not satisfy the requirements of section 1129(a)(8) of the Bankruptcy Code. Classes 1, 2, 3, and 6 constitute Unimpaired Classes, each of which is conclusively presumed to have accepted the Plan in accordance with section 1126(f) of the Bankruptcy Code. The Voting Classes, Classes 4 and 5, have voted to accept the Plan. Holders of Claims or Interests in Classes 7, 8, and 9 either constitute Unimpaired or Impaired classes, and are each conclusively presumed to have accepted, or deemed to have rejected, the Plan. Holders of Interests in Class 10 are Impaired and are deemed to have voted to reject the Plan. Notwithstanding the foregoing, the Plan is confirmable because it satisfies sections 1129(a)(10) and 1129(b) of the Bankruptcy Code.

V.	Treatment of Claims Entitled to Priority Under Section 507(a) of the Bankruptcy Code—Section 1129(a)(9).

45.    The treatment of Administrative Claims, Professional Fee Claims, DIP Claims, and Priority Tax Claims under Article II of the Plan, and of Other Priority Claims under Article III of the Plan, satisfies the requirements of, and complies in all respects with, section 1129(a)(9) of the Bankruptcy Code.

W.	Acceptance By At Least One Impaired Class—Section 1129(a)(10).

46.    The Plan satisfies the requirements of section 1129(a)(10) of the Bankruptcy Code. As evidence by the Voting Report, each of Class 4 (First Lien Loan Claims) and Class 5 (Senior Notes Claims) voted to accept the Plan by the requisite number and amount of Claims at each Debtor, determined on a debtor-by-debtor basis and without including any acceptance of the Plan by any insider (as that term is defined in section 101(31) of the Bankruptcy Code).

X.	Feasibility—Section 1129(a)(11).

47.    The Plan satisfies the requirements of section 1129(a)(11) of the Bankruptcy Code. The financial projections attached to the Disclosure Statement as Exhibit D and the other evidence supporting Confirmation of the Plan proffered or adduced by the Debtors at, or prior to, or in the Rundell Declaration and the Shiland Declaration filed in connection with, the Combined Hearing: (a) are reasonable, persuasive, and credible as of the dates such analysis or evidence was prepared, presented, or proffered; (b) utilize reasonable and appropriate methodologies and assumptions; (c) have not been controverted by other evidence; (d) establish that the Plan is feasible and Confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Reorganized Debtors or any successor to the Reorganized Debtors under the Plan, except as provided in the Plan; and (e) establish that the Reorganized Debtors will have sufficient funds available to meet their obligations under the Plan.

Y.	Payment of Fees—Section 1129(a)(12).

48.    The Plan satisfies the requirements of section 1129(a)(12) of the Bankruptcy Code. Article XII.C of the Plan provides for the payment of all fees payable by the Debtors under section 1930(a) of the Judicial Code.

Z.	Continuation of Employee Benefits—Section 1129(a)(13).

49.    The Plan satisfies the requirements of section 1129(a)(13) of the Bankruptcy Code. Article V.G of the Plan provides that from and after the Effective Date, the payment of all retiree benefits, as defined in section 1114 of the Bankruptcy Code, will continue in accordance with the terms thereof and with applicable law.

AA.	Non-Applicability of Certain Sections-Sections 1129(a)(14), (15), and (16).

50.    Sections 1129(a)(14), 1129(a)(15), and 1129(a)(16) of the Bankruptcy Code do not apply to these chapter 11 cases because the Debtors do not owe domestic support obligations, are not individuals, and are not nonprofit corporations.

BB.	Confirmation of Plan Over Nonacceptance of Impaired Class Requirements—Section 1129(b).

51.    The Plan satisfies the requirements of section 1129(b) of the Bankruptcy Code because the Plan does not discriminate unfairly and is fair and equitable with respect to the Claims and Interests in the Classes that are deemed to reject the Plan. The Plan may therefore be confirmed.

CC.	Only One Plan—Section 1129(c).

52.    The Plan satisfies the requirements of section 1129(c) of the Bankruptcy Code. The Plan is the only chapter 11 plan filed in each of the chapter 11 cases.

DD.	Principal Purpose of the Plan—Section 1129(d).

53.    The Plan satisfies the requirements of section 1129(d) of the Bankruptcy Code. The principal purpose of the Plan is not the avoidance of taxes or the avoidance of the application of section 5 of the Securities Act.

EE.	Good Faith Solicitation—Section 1125(e).

54.    The Debtors, the Released Parties, the Exculpated Parties, and any and all affiliates, directors, officers, members, managers, shareholders, partners, employees, attorneys, and advisors of each of the foregoing, as applicable, have acted in “good faith” within the meaning of section 1125(e) of the Bankruptcy Code and in compliance with the applicable provisions of the Bankruptcy Code, Bankruptcy Rules, and the Local Bankruptcy Rules in connection with all of their respective activities relating to support of the Plan and this Confirmation Order, including the execution, delivery, and performance of the Restructuring Support Agreement, solicitation of acceptances of the Plan, their participation in the chapter 11 cases, and the activities described in section 1125 of the Bankruptcy Code, and are entitled to the protections afforded by section 1125(e) of the Bankruptcy Code.

FF.	Satisfaction of Confirmation Requirements.

55.    Based on the foregoing, the Plan satisfies the requirements for Confirmation thereof set forth in section 1129 of the Bankruptcy Code.

GG.	Likelihood of Satisfaction of Conditions Precedent to the Effective Date.

56.    Each of the conditions precedent to the Effective Date, as set forth in Article IX.B of the Plan, has been or is reasonably likely to be satisfied or waived in accordance with Article IX.C of the Plan.

HH.	Implementation.

57.    All documents necessary to implement the Plan and all other relevant and necessary documents (including the DIP Documents, the Exit Facility Credit Agreement, the Exit ABL

Facility Credit Agreement, the New Quorum Constituent Documents, and the New Shareholders Agreement) are essential elements of the Plan and entry into and consummation of the transactions contemplated by each such document and agreement is in the best interests of the Debtors and their Estates. The Debtors have exercised reasonable business judgment in determining to enter into these documents and the documents have been negotiated in good faith and at arm’s-length and shall, upon completion of documentation and execution, be valid, binding, and enforceable agreements.

II.	Disclosure of Facts.

58.    The Debtors have disclosed all material facts regarding the Plan, the Plan Supplement, and the adoption, execution, and implementation of the other matters provided for under the Plan involving corporate action to be taken by or required of the Debtors.

JJ.	Good Faith.

59.    The Debtors have proposed the Plan in good faith, with the legitimate and honest purpose of maximizing the value of the Debtors’ Estates for the benefit of their stakeholders. The Plan accomplishes this goal and the Released Parties have made a substantial contribution to the Debtors’ reorganization. Accordingly, the Debtors, the Released Parties, and the Exculpated Parties have been, are, and will continue to be acting in good faith within the meaning of section 1125(e) of the Bankruptcy Code if they proceed to: (a) consummate the Plan, the Restructuring Transactions, and the agreements, settlements, transactions, transfers, and other actions contemplated thereby, regardless of whether such agreements, settlements, transactions, transfers, and other actions are expressly authorized by this Confirmation Order; and (b) take any actions authorized and directed or contemplated by this Confirmation Order. The Released Parties have made a substantial contribution to the Debtors’ reorganization.

KK.	Essential Element of the Plan.

60.    Each Security issued under the Plan is an essential element of the Plan, is necessary for Confirmation and the Consummation of the Plan, and is critical to the overall success and feasibility of the Plan. Entry into the instruments evidencing or relating to such Securities, including the Exit Facility Term Sheet, the Exit ABL Facility Term Sheet, the New Shareholders Agreement, the Equity Investment Commitment Agreement, the MIP, and the New Quorum Constituent Documents, is in the best interests of the Debtors, their Estates, and all Holders of Claims or Interests. The Debtors have exercised reasonable business judgment in determining to enter into the instruments evidencing or relating to such Securities, including the Exit Facility Term Sheet, the Exit ABL Facility Term Sheet, the New Shareholders Agreement, the Equity Investment Commitment Agreement, the MIP, and the New Quorum Constituent Documents, and have provided sufficient and adequate notice of the material terms of such instruments, which material terms were filed as part of the Plan Supplement. The terms and conditions of the instruments evidencing or relating to such Securities, including the Exit Facility Term Sheet, the Exit ABL Facility Term Sheet, New Shareholders Agreement, the Equity Investment Commitment Agreement, the MIP, and the New Quorum Constituent Documents, are fair and reasonable, and were negotiated in good faith and at arm’s-length.

ORDER

IT IS ORDERED, ADJUDGED, DECREED, AND DETERMINED THAT:

61.    Findings of Fact and Conclusions of Law. The above-referenced findings of fact and conclusions of law are hereby incorporated by reference as though fully set forth herein and constitute findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052, made applicable herein by Bankruptcy Rule 9014. To the extent that any finding of fact is determined to be a conclusion of law, it is deemed so, and vice versa.

62.    Confirmation of the Plan. The Plan, attached hereto as Exhibit A, is approved in its entirety and confirmed under section 1129 of the Bankruptcy Code. The Debtors are authorized to enter into and execute all documents and agreements related to the Plan (including all exhibits and attachments thereto and documents referred to therein and herein), and the execution, delivery, and performance thereafter by the Reorganized Debtors, are hereby approved and authorized.

63.    Disclosure Statement. The information provided in the Disclosure Statement is adequate, and the Disclosure Statement is approved in all respects. However, the language in Article VIII of the Disclosure Statement incorporating certain disclosures by reference is of no force or effect.

64.    Solicitation. To the extent applicable, the solicitation of votes on the Plan complied with the Bankruptcy Code, Bankruptcy Rules, Local Bankruptcy Rules, and was appropriate and satisfactory and is approved in all respects.

65.    Objections. All objections and all reservations of rights pertaining to Confirmation of the Plan or approval of the Disclosure Statement that have not been withdrawn, waived, resolved, or settled are overruled on the merits. For the avoidance of doubt, the objection of the U.S. Trustee and the objection of Mudrick Capital Management, L.P. are sustained only to the extent that the Plan’s exculpation provisions shall not pertain to prepetition or post-Effective Date acts or omissions.

66.    Deemed Acceptance of Plan as Modified. The Debtors modified the Plan postpetition to address concerns raised by parties in interest and made certain nonmaterial clarifications. The Plan modifications were immaterial and comply with section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019. Moreover, the Debtors’ key constituents affected by such modifications support these changes. Accordingly, no additional solicitation or disclosure was required on account of the modifications and all Holders of Claims and Interests who voted to accept the Plan or who are conclusively presumed to accept the Plan are deemed to have accepted the Plan as modified, revised, supplemented, or otherwise amended (the “Plan Modifications”). No Holder of a Claim or Interest shall be permitted to change its vote because of the Plan Modifications.

67.    Plan Classifications Controlling. The terms of the Plan shall solely govern the classification of Claims and Interests for purposes of the distributions to be made thereunder. The classifications set forth on the Ballots tendered to or returned by the Holders of Claims in connection with voting on the Plan: (a) were set forth thereon solely for purposes of voting to accept or reject the Plan; (b) do not necessarily represent, and in no event shall be deemed to modify or otherwise affect, the actual classification of Claims under the Plan for distribution purposes; (c) may not be relied upon by any Holder of a Claim as representing the actual classification of such Claim under the Plan for distribution purposes; and (d) shall not be binding on the Debtors except for voting purposes.

68.    No Action Required; Corporate Action. On or before the Effective Date, as applicable, all actions contemplated under the Plan or the Plan Supplement shall be deemed authorized and approved in all respects, including: (a) adoption or assumption, as applicable, of the agreements with existing management; (b) selection of the directors, managers, and officers for the Reorganized Debtors; (c) implementation of the Restructuring Transactions; and (d) all other actions contemplated under the Plan (whether to occur before, on, or after the Effective Date). All matters provided for in the Plan involving the corporate structure of the Debtors or the Reorganized Debtors, as applicable, and any corporate action required by the Debtors or the Reorganized Debtors in connection with the Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders, directors, managers, or officers of the Debtors or the Reorganized Debtors, as applicable. On or (as applicable) prior to the Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors, as applicable, shall be authorized to issue, execute, and deliver the agreements, documents, securities, and instruments contemplated under the Plan (or necessary or desirable to effect the transactions contemplated under the Plan) in the name of and on behalf of the Reorganized Debtors, including the Equity Investment Commitment Agreement, the MIP, the New Shareholders Agreement, and any and all other agreements, documents, securities, and instruments relating to the foregoing. The authorizations and approvals contemplated by Article IV.I of the Plan shall be effective notwithstanding any requirements under nonbankruptcy law.

69.    Means for Implementation of the Plan. The provisions governing the means for implementation of the Plan set forth in Article IV of the Plan shall be, and hereby are, approved in their entirety. The Debtors are authorized to take all actions reasonably necessary to implement the Plan on the terms set forth in Article IV. Further, upon the Effective Date, the Debtors or Reorganized Debtors, as applicable, are authorized to make the payments or other distributions set forth in Article II and Article III of the Plan.

70.    The New Common Equity Raise. Upon entry of this Confirmation Order, the Equity Investment Commitment Agreement is hereby approved and shall constitute a legal, valid, and binding obligation on the Reorganized Debtors and be enforceable in accordance with its terms. Upon the Effective Date, all of the New Common Stock to be granted in accordance with the terms of the Equity Investment Commitment Agreement shall (a) be duly authorized, validly issued, fully paid, and non-assessable consistent with the terms of the New Shareholders Agreement and (b) not subject to avoidance or recharacterization for any purposes whatsoever and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any applicable nonbankruptcy law. All shares of New Common Stock offered, issued, and distributed pursuant to the Plan, including pursuant to the Equity Investment Commitment Agreement, will be exempt from and shall be issued without registration under the Securities Act or any similar federal, state, or local law in reliance upon either (a) section 1145 of the Bankruptcy Code or (b) section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder. Should the Reorganized Debtors elect, on or after the Effective Date, to reflect all or any portion of the ownership of Reorganized Quorum’s New Common Stock through the facilities of DTC, the Reorganized Debtors shall not be required to provide any further evidence other than the Plan or Final Order with respect to the treatment of such applicable portion of Reorganized Quorum’s New Common Stock, and such Plan or Final Order shall be deemed to be legal and binding obligations of the Reorganized Debtors in all respects.

71.    The DIP Facility. On the Effective Date, pursuant to the Final DIP Order, the repayment of the DIP Obligations pursuant to the Plan shall be indefeasible and not subject to avoidance, attack, disgorgement, recharacterization, or other challenge. The DIP Agent shall be discharged and shall have no further obligation or liability except as expressly provided in the Plan and Confirmation Order, and after the performance by the DIP Agent and its representatives and professionals of any obligations and duties arising thereunder. Notwithstanding anything to the contrary in the Plan or this Confirmation Order, the DIP Facility and the DIP Credit Agreement shall continue in full force and effect after the Effective Date with respect to any obligations thereunder governing (i) the Contingent DIP Obligations and (ii) those provisions relating to the rights of the DIP Agent and the DIP Lenders to expense reimbursement, indemnifications, and other similar accounts (either from the Debtors, the Reorganized Debtors, or the DIP Lenders),

and any provision that may survive termination or maturity of the DIP Facility in accordance with the terms thereof and no Claim or obligation with respect to the foregoing shall be subject to discharge or be released or shall be enjoined.

72.    ABL Claims. On the Effective Date, the ABL Claims shall be Allowed in their entirety for all purposes of the Plan in the aggregate principal amount of not less than $99,000,000, plus any other amounts due and payable under the Prepetition ABL Credit Documents, including, without limitation, accrued and unpaid interest thereon, premiums, reimbursement obligations (contingent or otherwise), reasonable and documented fees, costs, and expenses (including any attorneys’, accountants’, appraisers’, and financial advisors’ fees and expenses), charges, indemnities, and any other amounts, liabilities, or obligations of whatever nature, whenever arising or accruing (whether before or after the Petition Date), that may be due, owing, or chargeable in connection therewith (including all Prepetition ABL Credit Facility Obligations (as defined in the Final DIP Order)). On the Effective Date, the repayment in full in cash of the Allowed ABL Claims, pursuant to the Plan, shall be indefeasible and shall not be subject to any avoidance, attack, disgorgement, reductions, setoff, offset, recharacterization, subordination, counterclaims, cross-claims, defenses, disallowance, impairments, or any other challenges under applicable law or regulation by any entity.

73.    Letters of Credit. Outstanding letters of credit issued under the First Lien Credit Agreement, to the extent undrawn, shall remain outstanding and, as of the Effective Date, shall either be replaced, cash collateralized, or backstopped by the issuance of new letters of credit under the Exit ABL Credit Agreement (or other letter of credit facility established for the account of the Debtors), in each case in consultation with the First Lien Agent and the applicable issuing bank under the First Lien Credit Agreement. In the event that a letter of credit under the First Lien Credit

Agreement is drawn during the pendency of the chapter 11 cases, funded by the issuing bank under the First Lien Credit Agreement, and not reimbursed in cash by the Debtors, each applicable First Lien Lender shall fund such First Lien Lender’s pro rata share of its deemed participation in such letter of credit, in accordance with the First Lien Credit Agreement, with such amount funded constituting a First Lien Loan Claim to be treated the same as all other First Lien Loan Claims hereunder and converted into term loans issued under the Exit Facility, entitled to a pro rata share of the First Lien Loan Claims Paydown Amount, upon the Effective Date (to the extent not fully reimbursed in cash on or prior to such date).

74.    Restructuring Transactions. On and after the Confirmation Date, the Debtors or the Reorganized Debtors, as applicable, shall take all actions set forth in the Restructuring Steps Memorandum and may take all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan that are consistent with and pursuant to the terms and conditions of the Plan and the Restructuring Support Agreement, which transactions may include, as applicable: (a) the execution and delivery of appropriate agreements or other documents of merger, amalgamation, consolidation, restructuring, reorganization, conversion, disposition, transfer, arrangement, continuance, dissolution, sale, purchase, or liquidation containing terms that are consistent with the terms of the Plan; (b) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and having other terms to which the applicable parties agree; (c) the filing of appropriate certificates or articles of incorporation, reincorporation, formation, merger, consolidation, conversion, amalgamation, arrangement, continuance, or dissolution or other certificates or documentation for other transactions as described in clause (a), pursuant to applicable state law; (d) the execution and delivery of the New Shareholders Agreement and the New Quorum Constituent Documents and any certificates or articles of incorporation, bylaws, or such other applicable formation documents (if any) of each Reorganized Debtor (including all actions to be taken, undertakings to be made, and obligations to be incurred and fees and expenses to be paid by the Debtors and/or the Reorganized Debtors, as applicable); and the issuance, distribution, reservation, or dilution, as applicable, of the New Common Stock as set forth in the Plan; (e) the adoption of the MIP and enactment and entry into related policies and agreements, and the issuance and reservation of New Common Stock to the participants in the MIP on the terms and conditions determined by the Reorganized Quorum Board in its sole discretion after the Effective Date; (f) all transactions necessary to provide for the purchase of substantially all of the assets or Interests of any of the Debtors by one or more Entities to be wholly owned by Reorganized Quorum, which purchase shall be structured as a taxable transaction for United States federal income tax purposes; (g) the execution and delivery of the Exit Facility Documents or the cash collateralization of the obligations related to the Letters of Credit, as applicable; (h) the execution and delivery of the Exit ABL Credit Agreement and any related agreements or documents, and the remittance and payment of all reasonable fees and expenses incurred by the Exit ABL Agent and Lender(s) in connection with the Exit ABL Facility; provided, however, that the Debtors shall pay all such fees and expenses incurred by the Exit ABL Agent and Lender(s) regardless of whether the Effective Date occurs or the Exit ABL Facility is entered into or funded; (i) the execution and delivery of the Exit Facility Credit Agreement and any related agreements or documents, and the remittance and payment of all reasonable fees and expenses incurred by the agents and lenders party thereto, in connection with the Exit Facility; provided, however, that the Debtors shall pay all such fees and expenses incurred by the agent and lenders regardless of whether the Effective Date occurs or the Exit Facility is entered into or funded; (j) the execution and delivery of the stock purchase agreement for the sale of Galesburg; and (k) all other actions that the applicable Entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law in connection with the Restructuring Transactions. Notwithstanding anything in the Plan (including Article IV.O) or Plan Supplement, the Court is not authorizing or approving the MIP.

75.    Vesting of Assets in the Reorganized Debtors. Except as otherwise provided in the Plan, the Plan Supplement, this Confirmation Order, or in any agreement, instrument, or other document incorporated in the Plan, on the Effective Date, all property (including all interests, rights, and privileges related thereto) in each Debtor’s Estate, all Causes of Action, and any property acquired by any of the Debtors under the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances (except for Liens securing obligations on account of Other Secured Claims that are Reinstated pursuant to the Plan, if any). On and after Effective Date, except as otherwise provided in the Plan or this Confirmation Order, each Reorganized Debtor may operate in business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code, Bankruptcy Rules, or Local Bankruptcy Rules. Any state or local business or operating license transferred, sold, vested, or otherwise conveyed from a Debtor to a Reorganized Debtor shall be deemed valid and enforceable by the applicable Reorganized Debtor without the need for any corporate, governmental authority, or further court approval.

76.    Cancellation of Facilities, Notes, Instruments, Certificates, and Other Documents. On the Effective Date, except to the extent otherwise provided in Article II, Article

III, and Article IV of the Plan, all notes, instruments, certificates, shares, and other documents evidencing Claims or Interests shall be cancelled, and the obligations of the Debtors or the Reorganized Debtors thereunder or in any way related thereto shall be discharged and deemed satisfied in full, and the ABL Facility Agent, First Lien Agent, DIP Agent, and Indenture Trustee shall be released from all duties and obligations thereunder; provided, however, that notwithstanding Confirmation or the occurrence of the Effective Date, any credit document or agreement that governs the rights of the Holder of a Claim or Interest and any debt issued thereunder shall continue in effect solely for purposes of (a) allowing Holders of Allowed Claims to receive distributions under the Plan, (b) allowing and preserving the rights of the ABL Facility Agent, the First Lien Agent, DIP Agent, and Indenture Trustee to make distributions pursuant to the Plan, (c) preserving the ABL Facility Agent’s, the First Lien Agent’s, the DIP Agent’s, and the Indenture Trustee’s rights to compensation and indemnification as against any money or property distributable to the Holders of ABL Claims, Holders of First Lien Loan Claims, Holders of Senior Notes Claims, or Holders of DIP Claims, including permitting the ABL Facility Agent, the First Lien Agent, the DIP Agent, and the Indenture Trustee to maintain, enforce, and exercise their charging liens, if any, against such distributions, (d) preserving all rights, including rights of enforcement, of the ABL Facility Agent, the First Lien Agent, the DIP Agent, and the Indenture Trustee against any person other than a Released Party (including the Debtors), including with respect to indemnification or contribution from the Holders of ABL Claims, Holders of First Lien Loan Claims, Holders of Senior Notes Claims, and Holders of DIP Claims, pursuant and subject to the terms of the ABL Credit Agreement, the First Lien Credit Agreement, the Senior Notes Indenture, and the DIP Credit Agreement, respectively, as in effect on the Effective Date, (e) permitting the ABL Facility Agent, the First Lien Agent, the Indenture Trustee, and the DIP

Agent to enforce any obligation (if any) owed to the ABL Facility Agent, First Lien Agent, the Indenture Trustee, or DIP Agent, respectively, under the Plan, (f) permitting the ABL Facility Agent, the First Lien Agent, the Indenture Trustee, and the DIP Agent to appear in these chapter 11 cases or in any proceeding in the Bankruptcy Court or any other court, (g) permitting the ABL Facility Agent, the First Lien Agent, the Indenture Trustee, and the DIP Agent to perform any functions that are necessary to effectuate the foregoing, and (h) permitting the Senior Noteholders, Indenture Trustee under the Senior Notes Indenture, or QHC Litigation Trust to assert or prosecute Causes of Action relating to the Senior Notes and the debt evidenced thereunder; provided, further, however, that (i) the preceding proviso shall not affect the discharge of Claims or Interests pursuant to the Bankruptcy Code, the Confirmation Order, or the Plan, or result in any expense or liability to the Debtors or Reorganized Debtors, as applicable, except as expressly provided for in the Plan and (ii) except as otherwise provided in the Plan, the terms and provisions of the Plan shall not modify any existing contract or agreement that would in any way be inconsistent with distributions under the Plan. The ABL Facility Agent, the First Lien Agent, the Indenture Trustee, and the DIP Agent shall be discharged and shall have no further obligation or liability except as provided in the Plan and Confirmation Order, and after the performance by the ABL Facility Agent, the First Lien Agent, the Indenture Trustee, and the DIP Agent and its representatives and professionals of any obligations and duties required under or related to the Plan or Confirmation Order, the ABL Facility Agent, the First Lien Agent, the Indenture Trustee, and the DIP Agent shall be relieved of and released from any obligations and duties arising hereunder or thereunder. The fees, expenses, and costs of the ABL Facility Agent, the First Lien Agent, and the DIP Agent, including fees, expenses, and costs of its professionals incurred after the Effective Date in connection with the ABL Credit Agreement, the First Lien Credit Agreement, and the DIP Credit Agreement, as applicable, and reasonable and documented costs and expenses associated with effectuating distributions pursuant to the Plan will be paid by the Reorganized Debtors in the ordinary course.

77.    Treatment of Executory Contracts and Unexpired Leases. The provisions governing the treatment of Executory Contracts and Unexpired Leases set forth in Article V of the Plan shall be, and hereby are, approved in their entirety, except as otherwise provided in this Confirmation Order. On the Effective Date, except as otherwise provided in the Plan or in any contract, instrument, release, indenture, or other agreement or document entered into in connection with the Plan, all Executory Contracts and Unexpired Leases shall be deemed assumed or assumed and assigned, as applicable, by the Reorganized Debtors, including the Restructuring Support Agreement, without the need for any further notice to or action, order, or approval of the Bankruptcy Court, as of the Effective Date under section 365 of the Bankruptcy Code, unless such Executory Contract and Unexpired Lease: (a) was assumed or rejected previously by the Debtors; (b) previously expired or terminated pursuant to its own terms; (c) is the subject of a motion to reject filed on or before the Effective Date; or (d) is identified on the Rejected Executory Contract and Unexpired Lease List. Entry of the Confirmation Order shall constitute a Bankruptcy Court order approving the assumptions or assumption and assignment, as applicable, of such Executory Contracts or Unexpired Leases, as provided for in the Plan, pursuant to sections 365(a) and 1123 of the Bankruptcy Code effective as of the Effective Date. Each Executory Contract or Unexpired Lease assumed pursuant to the Plan or by Bankruptcy Court order but not assigned to a third party before the Effective Date shall re-vest in and be fully enforceable by the applicable Reorganized Debtor in accordance with its terms, except as such terms may have been modified by the provisions of the Plan or any order of the Bankruptcy Court authorizing and providing for its assumption or assumption and assignment under applicable federal law. Any motions to assume

Executory Contracts or Unexpired Leases pending on the Effective Date shall be subject to approval by the Bankruptcy Court on or after the Effective Date by a Final Order. To the maximum extent permitted by law, to the extent that any provision in any Executory Contract or Unexpired Lease assumed or assumed and assigned pursuant to the Plan restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the assumption or assumption and assignment by the Reorganized Debtors of such Executory Contract or Unexpired Lease (including any “change of control” provision), then such provision shall be deemed modified such that the transactions contemplated by the Plan and the Plan Supplement shall not entitle the non-Debtor party thereto to terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights with respect thereto.

78.    Continental Mountain, LLC and Cruces Equity Partners, LLLP. Notwithstanding anything to the contrary in the Plan, the Plan Supplement, or this Confirmation Order, (a) that certain Ground Lease dated July 26, 2013 between Deming Hospital Corporation (“DHC”), as landlord, and Seybert Properties, LLC (“Seybert”), as tenant, as amended and as assigned by Seybert to Continental Mountain, LLC and Cruces Equity Partners, LLLP (collectively, “Continental”), with consent of DHC; and (b) that certain Office Space Lease Agreement dated July 26, 2013 between DHC, as tenant, and Seybert, as landlord, as amended and as assigned to Continental, with consent of DHC, shall be assumed as of the Effective Date. During the 30-day period following the Effective Date, DHC shall not reject either lease.

79.    N451A, LLC. Notwithstanding any provision to the contrary contained therein, the operating agreement between N451A, LLC and the Debtors shall not be affected by these chapter 11 cases and is hereby assumed.

80.    Insurance Policies. Each of the Debtors’ insurance policies and any agreements, documents, or instruments relating thereto, are treated as Executory Contracts under the Plan. On the Effective Date, all insurance policies and any agreements, documents, and instruments relating to coverage of all insured Claims shall be deemed assumed or assumed and assigned, as applicable, by the Reorganized Debtors. On the Effective Date, the Debtors shall also be deemed to have assumed all of the D&O Liability Insurance Policies (including, if applicable, any “tail policy” and any agreements, documents, or instruments relating thereto. Except as set forth in Article V.F of the Plan, nothing in the Plan, the Plan Supplement, the Disclosure Statement, the Confirmation Order, or any other order of the Bankruptcy Court (including any other provision that purports to be preemptory or supervening), (a) alters, modifies, or otherwise amends the terms and conditions of (or the coverage provided by) any of such insurance policies or (b) alters or modifies the duty, if any, that the insurers or third party administrators pay claims covered by such insurance policies and their right to seek payment or reimbursement from the Debtors (or after the Effective Date, the Reorganized Debtors) or draw on any collateral or security therefor. For the avoidance of doubt, insurers and third party administrators shall not need to nor be required to file or serve a cure objection or a request, application, claim, Proof of Claim, or motion for payment and shall not be subject to any claims bar date or similar deadline governing cure amounts or Claims.

81.    McKenzie-Willamette Regional Medical Center Associates, LLC. The Plan leaves unaffected all Interests of OHR Physicians Group, P.C., an Oregon professional corporation, in McKenzie-Willamette Regional Medical Center Associates, LLC, a Delaware limited liability company (“MWRMCA”). Notwithstanding any provision in that certain Amended and Restated Limited Liability Company Agreement of McKenzie-Willamette Regional Medical Center Associates, LLC, a Delaware limited liability company (the “MWRMCA Operating

Agreement”), that would cause the dissolution or winding up of MWRMCA, neither the filing of the chapter 11 cases, the insolvency or financial condition of any Debtor, nor the confirmation of the Plan shall result in the dissolution or winding up of MWRMCA. To the extent any filing, resolution, election or other action is required by MWRMCA under the MWRMCA Operating Agreement to reinstate or reconstitute MWRMCA as a result of the filing of the chapter 11 cases, the insolvency or financial condition of any Debtor, or the confirmation of the Plan, such filing, resolution, election or action is deemed to have occurred effective as of, and by virtue of, this Confirmation Order without the need for any further action or filing by any person. Neither the filing of the chapter 11 cases nor the insolvency or financial condition of any Debtor caused the dissolution or winding up of MWRMCA. Notwithstanding anything contained herein or in the Plan to the contrary, Oregon Healthcare Resources, LLC d/b/a Oregon Medical Group is not a Releasing Party or a Released Party under the Plan.

82.    Mudrick Capital Management, L.P. Notwithstanding anything contained herein or in the Plan to the contrary, Mudrick Capital Management, L.P. is not a Releasing Party or a Released Party under the Plan.

83.    Mr. Tony Logan. Notwithstanding anything contained herein or in the Plan to the contrary, Mr. Tony Logan is not a Releasing Party or a Released Party under the Plan.

84.    Kairos Capital Management LP. Notwithstanding anything contained herein or in the Plan to the contrary, Kairos Capital Management LP is not a Releasing Party or a Released Party under the Plan.

85.    Edwardsville Ambulatory Surgery Center, L.L.C. For the avoidance of doubt, the Plan leaves unaffected all Interests of Michael Jones, M.D. in Edwardsville Ambulatory Surgery Center, L.L.C., an Illinois limited liability company.

86.    Provisions Governing Setoff and Recoupment. Notwithstanding anything to the contrary in the Plan, the Plan Supplement, or this Confirmation Order, all payor contracts or provider agreements by and between any of the Debtors, on the one hand, and various insurers and their affiliates that are party to agreements with the Debtors, including, among others, UnitedHealthcare Insurance Company, Cigna Health and Life Insurance Company, HealthSpring Life and Health Insurance Company, Inc., Humana, Inc., and Aetna Inc. (collectively, the “Insurers”) or state agencies or other entities administering Medicaid in the applicable states (the “Medicaid Agencies”), on the other hand, shall be assumed as of the Effective Date. Any and all unpaid obligations to these Insurers or Medicaid Agencies shall pass through and survive assumption and will be paid in the ordinary course of business. Nothing in the Plan, the Plan Supplement, this Confirmation Order, or section 365 of the Bankruptcy Code shall affect the rights of recovery, setoff, or recoupment of the Insurers or the Medicaid Agencies. Articles VI.J and VIII.I of the Plan shall have no force or effect as to Holders of General Unsecured Claims inClass 6.

87.    Provisions Governing Distributions. The distribution provisions of Article VI of the Plan shall be, and hereby are, approved in their entirety. Except as otherwise set forth in the Plan or this Confirmation Order, the Distribution Agent shall make all distributions required under the Plan. The timing of distributions required under the Plan or this Confirmation Order shall be made in accordance with and as set forth in the Plan or this Confirmation Order, as applicable.

88.    Procedures for Resolving Disputed, Contingent, and Unliquidated Claims. The procedures for resolving contingent, unliquidated, and disputed Claims contained in Article VII of the Plan shall be, and hereby are, approved in their entirety. If any Proof of Claim is filed in these chapter 11 cases, the Debtors or Reorganized Debtors, as applicable, must address such Claim and provide notice to the Bankruptcy Court regarding whether such Claim will need to be addressed by the Bankruptcy Court. The U.S. Trustee’s right to object to any such claims is hereby reserved.

89.    Health Grid LLC Claim. Notwithstanding anything in the Plan, any Definitive Restructuring Document, or herein to the contrary:

a.

The claims asserted by Health Grid LLC (“Health Grid”) in the proof of claim filed on or about May 27, 2020, shall be deemed to be a Disputed General Unsecured Claim under the Plan (the “Health Grid Disputed Claim”), shall not be discharged or released by or under the Plan, and shall be, on and after the Effective Date, adjudicated in the Chancery Court for the County of Williamson, the State of Tennessee (the “Tennessee Court”), Case No. 2019-cv-48615 (the “Health Grid State Court Action”).

b.

Health Grid shall not be deemed a Released Party or a Releasing Party under the Plan for purposes of, and shall not be deemed to have released any Released Party other than the Debtors and the Reorganized Debtors with respect to, arising from, or in connection with, the Health Grid Disputed Claim.

90.    PF2 EIS, LLC Claim. Notwithstanding anything in the Plan, any Definitive Restructuring Document, or herein to the contrary:

a.

The claims asserted by PF2 EIS, LLC (“PF2”) in the proof of claim filed on or about May 27, 2020, shall be deemed to be a Disputed General Unsecured Claim under the Plan (the “PF2 Disputed Claim”), shall not be discharged or released by or under the Plan, and shall be, on and after the Effective Date, adjudicated in the Tennessee Court, Case No. 2018-cv-47718 (the “PF2 State Court Action”).

b.

PF2 shall not be deemed a Released Party or a Releasing Party under the Plan for purposes of, and shall not be deemed to have released any Released Party other than the Debtors and the Reorganized Debtors with respect to, arising from, or in connection with, the PF2 Disputed Claim.

91.    Release of Liens. The Release of Liens provision set forth in Article VIII.C of the Plan is hereby approved. The Holders of mortgages, deeds of trust, Liens, pledges, or other security interests subject to release pursuant to Article VIII.C shall execute such documents as may be reasonably requested by the Debtors or the Reorganized Debtors, as applicable, to reflect or effectuate such releases, and all of the right, title, and interest of any Holders of such mortgages, deeds of trust, Liens, pledges, or other security interests shall refer to the applicable reorganized Debtor and its successors and assigns.

92.    Release, Exculpation, Discharge, and Injunction Provisions. The release, exculpation, discharge, injunction, and related provisions set forth in Article VIII of the Plan shall be, and hereby are, approved and authorized in their entirety, including, but not limited to:

a.	Debtor Release. The Debtor Release set forth in Article VIII.D of the Plan is hereby approved.

b.	Third-Party Release. The Third-Party Release set forth in Article VIII.E of the Plan is hereby approved.

c.	Exculpation. The Exculpation set forth in Article VIII.F of the Plan is hereby approved.

d.	Injunction. The Injunction provision set forth in Article VIII.G of the Plan is hereby approved.

The releases, discharge, and injunction provisions in the Plan shall not affect any claim of Holders in Class 6 until such Claim receives its reinstated or Unimpaired treatment in the ordinary course.

93.    Professional Fee Escrow Account. As soon as reasonably practicable after the Confirmation Date, and no later than one Business Day prior to the Effective Date, the Debtors shall establish and fund the Professional Fee Escrow Account with Cash equal to the Professional Fee Escrow Amount. The Professional Fee Escrow Account shall be maintained in trust solely for the Professionals and for no other Entities until all Professional Fee Claims Allowed by the Bankruptcy Court have been irrevocably paid in full to the Professionals pursuant to one or more Final Orders of the Bankruptcy Court. No Liens, Claims, or Interests shall encumber the Professional Fee Escrow Account or Cash held in the Professional Fee Escrow Account in any way. Such funds shall not be considered property of the Estates, the Debtors, or the Reorganized Debtors.

94.    The amount of Professional Fee Claims owing to the Professionals shall be paid in Cash to such Professionals from the funds held in the Professional Fee Escrow Account as soon as reasonably practicable after such Professional Fee Claims are Allowed by an order of the Bankruptcy Court; provided that obligations with respect to Allowed Professional Fee Claims shall not be limited nor be deemed limited to funds held in the Professional Fee Escrow Account. When all Allowed Professional Fee Claims have been irrevocably paid in full to the Professionals pursuant to one or more Final Orders of the Bankruptcy Court, any remaining funds held in the Professional Fee Escrow Account shall promptly be paid to the Reorganized Debtors without any further notice to or action, order, or approval of the Bankruptcy Court or any other Entity.

95.    Other Fees and Expenses; Reimbursement. Notwithstanding anything to the contrary in the Plan or this Confirmation Order, without any further notice to or action, order, or approval of the Bankruptcy Court, the Debtors or the Reorganized Debtors, as applicable, shall pay on or before the Effective Date all then-outstanding reasonable and documented unpaid fees and expenses incurred on or before the Effective Date by all of the attorneys, advisors, and other professionals payable pursuant to the Plan or the DIP Orders. With the exception of professionals retained under section 327 of the Bankruptcy Code, the Debtors’ Chief Restructuring Officer and related professionals provided by Alvarez and Marsal North America, LLC, and the Patient Care Ombudsman and his related professionals, parties shall not be required to file any application under sections 330 or 331 of the Bankruptcy Code or otherwise with regard to such fees and expenses. On or before the Effective Date, the Debtors or the Reorganized Debtors, as applicable, shall reimburse all Equity Commitment Parties (or Affiliates thereof) that have paid any professional fees or expenses, regulatory filing fees, or other costs in connection with the Restructuring Transactions (including, without limitation, all fees paid in connection with any filings made pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder, or Council Regulation (EC) No. 139/2004) for the full amount of such fees, expenses, and costs. The Reorganized Debtors shall continue to pay when due and payable in the ordinary course, reasonable, and documented fees and expenses of the Senior Noteholder Representatives and the First Lien Lender Representatives, including the fees and expenses described in section 8(a)(v) and section 8(a)(vi) of the Restructuring Support Agreement, related to implementation, consummation, or defense of the Plan.

96.    Utility Order. On or as reasonably practicable after the Effective Date, and only after all postpetition, but pre-Effective Date, Claims on account of utility services have been paid and any disputes with respect to such Claims have been resolved, the Reorganized Debtors are authorized to withdraw the funds held in the segregated escrow account pursuant to the Final Order (I) Determining Adequate Assurance of Payment for Future Utility Services, (II) Prohibiting Utility Providers from Altering, Refusing, or Discontinuing Utility Services, (III) Establishing Procedures for Determining Adequate Assurance of Payment, (IV) Authorizing Certain Fee Payments for Services Performed, (V) Requiring Utility Providers to Return Deposits for Utility Services No Longer in Use, and (VI) Granting Related Relief [Docket No. 246] (the “Final Utility Order”), and the Reorganized Debtors shall have no further obligations to comply with the Final Utility Order. If applicable, all utilities, including any Person or Entity that received a deposit or other form of adequate assurance of performance under section 366 of the Bankruptcy Code during these chapter 11 cases in compliance with the Final Utility Order or otherwise, must return such deposit or other form of adequate assurance of performance to the Debtors or the Reorganized Debtors, as the case may be, on or before the Effective Date, provided that any such utility, with the Reorganized Debtors’ consent, may apply such deposit or other form of adequate assurance of performance to the Reorganized Debtors’ account within 30 days of the Effective Date.

97.    Conditions to Effective Date. The provisions governing the conditions precedent to the Effective Date set forth in Article IX.B of the Plan shall be, and hereby are, approved in their entirety. The Debtors are authorized to consummate the Plan at any time after the entry of this Confirmation Order, subject to satisfaction or waiver of such provisions in accordance with their terms.

98.    Modifications or Amendments. The provisions governing the modification, revocation, or withdrawal of the Plan set forth in Article X of the Plan shall be, and hereby are, approved in their entirety. Nothing in the Plan or this Confirmation Order permits any plan modifications after the Effective Date; provided, however, that if needed, modifications to the Plan will be allowed between the entry of this Confirmation Order and the Effective Date.

99.    Retention of Jurisdiction. The provisions governing the retention of jurisdiction set forth in Article XI of the Plan shall be, and hereby are, approved in their entirety. The Bankruptcy Court shall retain exclusive jurisdiction over the matters arising in, and under, and related to, these chapter 11 cases, as set forth in Article XI of the Plan and section 1142 of the Bankruptcy Code.

100.    Notice Parties. Notwithstanding anything in Article XII.G of the Plan, after the Effective Date, the Reorganized Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to (a) those Entities who have filed renewed requests to receive documents and (b) those Entities whose rights are affected by such documents.

101.    Immediate Binding Effect. Subject to Article IX of the Plan and notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective

Date, the Plan and the Plan Supplement shall be immediately effective and enforceable to the fullest extent permitted under the Bankruptcy Code and applicable nonbankruptcy law.

102.    Notwithstanding anything to the contrary in the Plan, the Bankruptcy Rules, including Bankruptcy Rule 3020(e), or otherwise, this Confirmation Order shall become immediately effective and enforceable upon its entry.

103.    Payment of Statutory Fees. All fees due and payable on or before the Effective Date pursuant to 28 U.S.C. § 1930 and any interest thereon pursuant to 31 U.S.C. § 3717 shall be paid in full in cash on the Effective Date by the Debtors or Reorganized Debtors, as applicable. On and after the Effective Date, the Reorganized Debtors and/or the QHC Litigation Trust, as applicable, shall pay any and all such fees and interest, if any interest, in full in cash when due and payable, and shall file with the Bankruptcy Court quarterly reports in a form reasonably acceptable to the U.S. Trustee. The Reorganized Debtors and/or the QHC Litigation Trust, as applicable, shall remain obligated to pay quarterly fees and interest, if any interest, to the U.S. Trustee until the earliest of the applicable Debtors’ or Reorganized Debtor’s chapter 11 case being closed, dismissed, or converted to a case under chapter 7 of the Bankruptcy Code. The U.S. Trustee shall not be required to file any proof of claim for quarterly fees and any interest thereon.

104.    Effectiveness of All Actions. Except as set forth in the Plan, all actions authorized to be taken pursuant to the Plan shall be effective on, before, or after the Effective Date pursuant to this Confirmation Order, without further application to, or order of this Bankruptcy Court, or further action by the respective officers, directors, managers, members, or stockholders of the Debtors or the Reorganized Debtors and with the effect that such actions had been taken by unanimous action of such officers, directors, managers, members, or stockholders. This Confirmation Order shall constitute all approvals and consents required, if any, by the laws, rules, and regulations, of all states and any other governmental authority with respect to the implementation or consummation of the Plan and any documents, instruments, agreements, any amendments or modifications thereto, and any other acts and transactions referred to in or contemplated by the Plan, the Plan Supplement, the Disclosure Statement, and any documents, instruments, securities, agreements, and any amendments or modifications thereto.

105.    Effect of Conflict Between Plan and Confirmation Order. Except as set forth in the Plan, to the extent that any provision of the Disclosure Statement, the Plan Supplement, or any other order referenced in the Plan (or any exhibits, schedules, appendices, supplements, or amendments to any of the foregoing), conflict with or are in any way inconsistent with any provision of the Plan, the Plan shall govern and control; provided, however, with respect to any conflict or inconsistency between the Plan and this Confirmation Order, this Confirmation Order shall govern.

106.    Nonseverability of Plan Provisions and Confirmation Order. Each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (a) valid and enforceable pursuant to its terms; (b) integral to the Plan and may not be deleted or modified without the consent of the Debtors; and (c) nonseverable and mutually dependent. Each provision of this Confirmation Order is nonseverable and mutually dependent on each other term of this Confirmation Order and the Plan.

107.    Failure of Consummation. If the Effective Date does not occur, then: (a) the Plan and this Confirmation Order will be null and void in all respects except as expressly set forth in this paragraph 108; (b) any settlement or compromise embodied in the Plan or this Confirmation Order, assumption or rejection of Executory Contracts or Unexpired Leases effected by the Plan, and any document or agreement executed pursuant to the Plan will be null and void in all respects, provided, however, that the Debtors’ obligations with respect to payment of the fees and expenses of the Exit ABL Agent and Lender(s) set forth in paragraph 74(h) above, and the obligations with respect to payment of the fees and expenses incurred by the agents and lenders party to the Exit Facility Credit Agreement set forth in paragraph 74(i) above, shall survive and remain enforceable; and (c) nothing contained in the Plan or this Confirmation Order shall, other than the Debtors’ payment obligations set forth in paragraph 74(h) and 74(i) above, (i) constitute a waiver or release of any Claims, Interests, or Causes of Action, (ii) prejudice in any manner the rights of any Debtor or any other Entity, or (iii) constitute an admission, acknowledgement, offer, or undertaking of any sort by any Debtor or any other Entity, and all parties shall revert to the status quo as if this Confirmation Order had not been entered.

108.    Terms of Injunctions or Stays. Unless otherwise provided in the Plan or in this Confirmation Order, all injunctions or stays in effect in these chapter 11 cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or this Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or this Confirmation Order (including the Injunction) shall remain in full force and effect in accordance with their terms. Pursuant to the Article XII.M, the automatic stay imposed by section 362 of the Bankruptcy Code shall remain in full force and effect in each of the chapter 11 cases until the earlier of (a) the date a chapter 11 case is closed and (ii) thirty days after September 30, 2021.

109.    Post-Confirmation Modifications. Without need for further order or authorization of the Bankruptcy Court, the Debtors or the Reorganized Debtors, as applicable, subject to Stakeholder Approval Rights, are authorized and empowered to make any and all modifications to any and all documents that are necessary to effectuate the Plan that do not materially modify the terms of such documents and are consistent with the Plan and this Confirmation Order. Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019 and those restrictions on modifications set forth in the Plan and the Stakeholder Approval Rights, the Debtors and the Reorganized Debtors expressly reserve their respective rights to revoke or withdraw, or to alter, amend, or modify materially the Plan, one or more times after Confirmation, and, to the extent necessary, may initiate proceedings in the Bankruptcy Court to so alter, amend, or modify the Plan, or remedy any defect or omission, or reconcile any inconsistencies in the Plan, the Disclosure Statement, or this Confirmation Order, in such manner as may be necessary to carry out the purposes and intent of the Plan. Any such modification or supplement shall be considered a modification of the Plan and shall be made in accordance with Article X of the Plan.

110.    Certain Governmental Matters—The United States of America. Notwithstanding any provision in the Plan, the Plan Supplement, this Confirmation Order, or any implementing Plan documents (collectively, “Plan Documents”):

Nothing discharges or releases the Debtors, the Reorganized Debtors, or any non-debtor from any right, claim, liability, obligation or Cause of Action of or to the United States or any State, or impairs the ability of the United States or any State to pursue any claim, liability, obligation, right, defense, or Cause of Action against any Debtor, Reorganized Debtor or non-debtor. Contracts, purchase orders, agreements, applications, leases, covenants, guaranties, indemnifications, operating rights agreements, authorizations or other interests of or with the United States or any State shall be, subject to any applicable legal or equitable rights or defenses of the Debtors or Reorganized Debtors under applicable non-bankruptcy law, paid, treated, determined and administered in the ordinary course of business as if the Debtors’ bankruptcy cases were never filed and the Debtors and the Reorganized Debtors shall comply with all applicable non-bankruptcy law. All claims, liabilities, obligations, rights, Causes of Action, or defenses of or to the United States or any State shall survive the chapter 11 cases as if they had not been commenced and be determined in the ordinary course of business, including in the manner and by the administrative or judicial tribunals in which such rights, defenses, claims, liabilities, obligations or Causes of Action would have been resolved or adjudicated if the chapter 11 cases had not been commenced; provided, that nothing in the Plan Documents shall alter any legal or equitable rights or defenses of the Debtors or the Reorganized Debtors under non-bankruptcy law with respect to any such claim, liability, obligation or Cause of Action. Without limiting the foregoing, for the avoidance of doubt, nothing shall: (a) require the United States or any State to file any proofs of claim or administrative expense claims in the chapter 11 cases for any right, claim, liability, obligation, defense, or Cause of Action; (b) affect or impair the exercise of the United States’ or any State’s police and regulatory powers against the Debtors, the Reorganized Debtors or any non-debtor; (c) be interpreted to set cure amounts or to require the United States or any State to novate or otherwise consent to the transfer of any federal or state contracts, purchase orders, agreements, applications, leases, covenants, guaranties, indemnifications, operating rights agreements, authorizations or other interests; (d) affect or impair the United States’ or any State’s rights and defenses of setoff and recoupment, or ability to assert setoff or recoupment against the Debtors or the Reorganized Debtors and such rights and defenses are expressly preserved; (e) constitute an approval or consent by the United States or any State without compliance with all applicable legal requirements and approvals under non-bankruptcy law; or (f) relieve any party from compliance with all licenses and permits issued by governmental units in accordance with non-bankruptcy law.

111.    Certain Governmental Matters—The Securities and Exchange Commission. Notwithstanding any language to the contrary contained in the Disclosure Statement, Plan, and/or this Confirmation Order, no provision of the Plan or this Confirmation Order shall (a) preclude the United States Securities and Exchange Commission (the “SEC”) from enforcing its police or regulatory powers; or (b) enjoin, limit, impair, or delay the SEC from commencing or continuing any claims, causes of action, proceedings, or investigations against any non-debtor person or entity in any forum.

112.    Texas Taxing Authorities. Notwithstanding anything in the Plan or this Confirmation Order to the contrary, any and all tax liens securing the ad valorem tax claims of Harris County, Brewster County, and Montgomery County (collectively, the “Texas Taxing Authorities”) for the 2020 tax year are retained. The Reorganized Debtors shall pay the 2020 tax claims of the Texas Taxing Authorities in the ordinary course of business and prior to delinquency under Texas law. In the event the 2020 taxes are not paid prior to delinquency as required under Texas law, penalties and interest shall accrue as provided under Texas law and the Texas Taxing Authorities are authorized to immediately commence any and all collection actions authorized under Texas law, in state court without further order of this Court. The Debtors or the Reorganized Debtors, as applicable, shall maintain any of their rights under Texas law to contest, protest, or appeal the 2020 tax claims of any Texas Taxing Authorities.

113.    Other Taxing Authorities. With respect to Alpine Independent School District, the City of Alpine, and Howard County Tax Office (the “Other Taxing Authorities”), ad valorem taxes for 2019 are to be reinstated and paid in full with statutory interest pursuant to 11 U.S.C.§ 511. Additionally, with respect to the Other Taxing Authorities, ad valorem taxes for the 2020 tax year are hereby designated to be post-confirmation debt incurred in the ordinary course of business to be timely paid in the ordinary course without the necessity of the filing of administrative expense claims or requests for payment, and if not so timely paid, will be subject to state court collection procedures without the necessity of further recourse to the bankruptcy court. Ad valorem tax liens of the Other Taxing Authorities are retained until the taxes they secure are paid in full.

114.    Wells Fargo Vendor Financial Services. All rights of Wells Fargo Vendor Financial Services to object to the cure amount with respect to any Executory Contract or Unexpired Lease to which it is a party, successor in interest to a party, or to which it serves as servicer, are reserved.

115.    United Steelworks. Unless otherwise expressly provided herein or in the Plan Supplement, all employee wages, compensation, and benefit programs, and collective bargaining agreements (collectively, the “United Steelworks Agreements”) in place as of the Effective Date with the Debtors shall be assumed by the Reorganized Debtors and shall remain in place as of the Effective Date, and the Reorganized Debtors will continue to honor such agreements, arrangements, programs, and plan, including but not limited to those that arise under expired collective bargaining agreements (consistent with otherwise applicable law). Consistent with the foregoing, the Reorganized Debtors shall continue to process all pending grievances and arbitration cases as of the Effective Date, and, if so ordered, pay any monetary remedy ordered by an arbitrator; provided, however, that nothing contained in this paragraph shall be construed to modify, expand, limit, or otherwise alter the rights of the Debtors, the Reorganized Debtors, or United Steel Workers, including with respect to the rights, defenses, or any other remedies available under the United Steelworks Agreements in place as of the Effective Date.

116.    Patient Care Ombudsman. No person or Entity shall seek or initiate formal or informal discovery requests, demands, or proceedings upon or from the Patient Care Ombudsman or Professionals employed by him (collectively, the “Ombudsman Parties”) without first seeking permission, upon sufficient prior notice to the Ombudsman Parties, from the Bankruptcy Court; provided, however, that the U.S. Trustee is excepted from this requirement.

117.    Notice of Confirmation and Effective Date. In accordance with Bankruptcy Rules 2002 and 3020(c), within ten business days of the Effective Date, the Reorganized Debtors shall cause the notice of Confirmation (the “Confirmation Notice”), substantially in the form attached hereto as Exhibit B, to be served by United States mail, first class postage prepaid, by hand, or by overnight courier service to all parties served with the Combined Hearing Notice; provided that no notice or service of any kind shall be required to be mailed or made upon any Entity to whom the Debtors mailed a Combined Hearing Notice, but received such notice returned marked “undeliverable as addressed,” “moved, left no forwarding address,” or “forwarding order expired,”

or similar reason, unless the Debtors or Reorganized Debtors have been informed in writing by such Entity, or are otherwise aware, of that Entity’s new address. Mailing of the Confirmation Notice in the time and manner set forth in this paragraph shall be good, adequate, and sufficient notice under the particular circumstances and in accordance with the requirements of Bankruptcy Rules 2002 and 3020(c) and no further notice is necessary.

118.    The Confirmation Notice shall constitute sufficient notice of the entry of this Confirmation Order to such filing and recording officers, and shall be a recordable instrument notwithstanding any contrary provision of applicable nonbankruptcy law.

119.    Applicable Nonbankruptcy Law. The provisions of this Confirmation Order, the Plan and related documents, or any amendments or modifications thereto, shall apply and be enforceable notwithstanding any otherwise applicable nonbankruptcy law.

120.    References to and Omissions of Plan Provisions. References to articles, sections, and provisions of the Plan are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan. The failure to specifically include or to refer to any particular article, section, or provision of the Plan in this Confirmation Order shall not diminish or impair the effectiveness of such article, section, or provision, it being the intent of the Bankruptcy Court that the Plan be confirmed in its entirety, except as expressly modified herein, and incorporated herein by this reference.

121.    Substantial Consummation. On the Effective Date, the Plan shall be deemed to be substantially consummated under sections 1101 and 1127 of the Bankruptcy Code.

122.    Waiver of Filings. Any requirement under section 521 of the Bankruptcy Code or Bankruptcy Rules 1007 and 2015.3 obligating the Debtors to file any list, report, schedule, or statement with the Bankruptcy Court or the U.S. Trustee is permanently waived as to any such list, schedule, or statement not filed so long as the Effective Date occurs within 60 days of the Confirmation Date.

123.    Final Order. This Confirmation Order is intended to be a final order and the period within which an appeal must be filed commences upon the entry hereof.

Exhibit 1

Revised Joint Prepackaged Chapter 11 Plan of Reorganization

Exhibit 2

Form of Confirmation Order Notice

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In re:	) )	Chapter 11
QUORUM HEALTH CORPORATION, et al.,	) )	Case No. 20-10766 (KBO)
Debtors.[1]	) )	Jointly Administered
	) )	Related Docket No. [●]

NOTICE OF (I) ENTRY OF ORDER APPROVING THE DEBTORS’ DISCLOSURE STATEMENT FOR, AND CONFIRMING, THE DEBTORS’ JOINT PREPACKAGED CHAPTER 11 PLAN PURSUANT TO CHAPTER 11 OF THE BANKRUPTCY CODE

AND (II) OCCURRENCE OF EFFECTIVE DATE

PLEASE TAKE NOTICE that on June [●], 2020, the Honorable Karen B. Owens, United States Bankruptcy Judge for the United States Bankruptcy Court for the District of Delaware (the “Court”), entered an order [Docket No. [●]] (the “Confirmation Order”) confirming the Debtors’ Joint Prepackaged Chapter 11 Plan of Reorganization [Docket No. 21] (as amended, modified, or supplemented, the “Plan”)2 and approving the Disclosure Statement for the Debtors’ Joint Prepackaged Chapter 11 Plan of Reorganization [Docket No. 22] (the “Disclosure Statement”) of the above-captioned debtors and debtors-in-possession (the “Debtors”).

PLEASE TAKE FURTHER NOTICE that the Effective Date of the Plan occurred on [●], 2020. Each of the conditions precedent to consummation of the Plan enumerated in Article IX of the Plan have been satisfied or waived in accordance with the Plan and the Confirmation Order.

PLEASE TAKE FURTHER NOTICE that pursuant to the Confirmation Order, the release, injunction, and exculpation provisions in Article VIII of the Plan are now in full force and effect.

PLEASE TAKE FURTHER NOTICE that requests for payment of Professional Fee Claims must be filed and served on the Reorganized Debtors by [●], 2020, which is the date 45 days after the Effective Date.

[1]

The last four digits of Quorum Health Corporation’s tax identification number are 5208. There are 135 Debtors in these chapter 11 cases, which cases are being jointly administered for procedural purposes only. A complete list of the Debtors and the last four digits of their federal tax identification numbers is not provided herein. A complete list of such information may be obtained on the website of the Debtors’ claims and noticing agent at https://dm.epiq11.com/Quorum. The location of Quorum Health Corporation’s corporate headquarters and the Debtors’ service address is 1573 Mallory Lane, Brentwood, Tennessee 37027.

[2]	Capitalized terms not otherwise defined herein have the meanings ascribed to them in the Plan.

PLEASE TAKE FURTHER NOTICE that if you would like copies of the Plan, the Plan Supplement, the Confirmation Order, the Disclosure Statement, or any other document filed in these chapter 11 cases, you may contact Epiq Corporate Restructuring, LLC, the claims, noticing, and solicitation agent retained by the Debtors in these chapter 11 cases, by: (1) visiting the Debtors’ restructuring website at: https://dm.epiq11.com/Quorum; (2) calling (866) 977-0859 (toll-free) or +1 (503) 597-7702 (international), or (3) writing to the following address: Quorum Health Corporation, Ballot Processing, c/o Epiq Corporate Restructuring, LLC, 10300 SW Allen Boulevard, Beaverton, OR 97005. You may also obtain copies of any pleadings filed in these chapter 11 cases for a fee via PACER at www.deb.uscourts.gov.

PLEASE TAKE FURTHER NOTICE that the Plan and the Confirmation Order contain other provisions that may affect your rights. You are encouraged to review the Plan and the Confirmation Order in their entirety.

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Dated: [●], 2020	/s/
Wilmington, Delaware	David R. Hurst (I.D. No. 3743) MCDERMOTT WILL & EMERY LLP 1007 North Orange Street, 4th Floor Wilmington, Delaware 19801
	Telephone:	(302) 485-3900
	Facsimile:	(302) 351-8711
	Email:	dhurst@mwe.com

-and-

Felicia Gerber Perlman (admitted pro hac vice)

Bradley Thomas Giordano (admitted pro hac vice)

Megan Preusker (admitted pro hac vice)

MCDERMOTT WILL & EMERY LLP

444 West Lake Street

Chicago, Illinois 60606-0029

	Telephone:	(312) 372-2000
	Facsimile:	(312) 984-7700
	Email:	fperlman@mwe.com
bgiordano@mwe.com
mpreusker@mwe.com

Counsel for the Debtors and Debtors-in-Possession

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